Exhibit 99.1

FOR IMMEDIATE RELEASE
CatchMark Names Tim Bentsen and James DeCosmo Independent Directors; Douglas Rubenstein to Succeed Retiring Willis Potts as Board Chairman

ATLANTA – April 9, 2020 – CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the appointments of two new independent directors to the board—Tim E. Bentsen and James M. DeCosmo—effective immediately. CatchMark also announced that current independent board member Douglas D. Rubenstein will succeed Willis J. Potts Jr. as chairman of the board effective at the June 24, 2020 annual stockholder meeting. Mr. Potts and Independent Director Donald S. Moss are retiring after serving on the board since 2006.

Mr. Bentsen is a former audit partner and practice leader of KPMG LLP, the global audit, tax and advisory services firm. He retired from KPMG in 2012 after serving numerous publicly-traded companies with a specialization in the financial services industry. He also is a member of the Board of Directors of Synovus Financial Corp., and previously served on the boards of Ridgeworth Funds, a mutual fund complex, and Krispy Kreme Doughnuts, Inc.

President and CEO of Forestar Group, Inc. from 2006 to 2015, Mr. DeCosmo built his career in the forest management, real estate and energy industries. Before joining Forestar he had been a Group Vice President for Temple-Inland Forest Inc. and previously worked for Scott Paper Company and Kimberly Clark Corp.

Mr. Rubenstein is Chief Operating Officer of Benjamin F. Edwards & Company, Inc., a private, full-service broker-dealer. He joined the CatchMark board in 2013 in connection with the Company’s listing on the NYSE and has been chairman of the Nominating and Corporate Governance committee as well as a member of the Audit and Finance committees.

Mr. Potts said: “These director appointments further strengthen our board, providing exceptional expertise and experience in public company governance, finance, and the forest products industry. Tim Bentsen and Jim DeCosmo are proven leaders who can provide valuable insight and guidance to our first-rate management team. I look forward to Doug Rubenstein succeeding me after my rewarding tenure with CatchMark. Doug has been a thoughtful and compelling presence on the board, ready to take on this leadership role. I wish CEO Brian Davis and everyone at CatchMark all the success they so deserve in meeting our goals to provide durable cash flow and a stable consistent dividend for our stockholders.”

Mr. Rubenstein said: “All of us on the board want to thank Willis for his outstanding leadership since the inception of CatchMark and in guiding us forward since then. We would also like to thank Don for his unwavering commitment to our success. I look forward to working with our board and our outstanding

Exhibit 99.1
management group as CatchMark continues to execute on its strategic initiatives and disciplined capital allocation to drive stockholder value.”

Mr. Moss, who is Chairman of the board’s Compensation Committee and will retire effective at the 2020 annual stockholders meeting, said: “It’s been a privilege serving CatchMark and working with such an effective board and executive team. I look forward to the company’s building on its growth through ongoing, disciplined management and forest stewardship.”

About CatchMark
CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets. Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.5 million acres* of timberlands located in Alabama, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of December 31, 2019

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this press release include, but are not limited to, that our goal is to provide durable cash flow and a stable consistent dividend for our stockholders and that we will continue to execute on our strategic initiatives and disciplined capital allocation to drive stockholder value. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to, that (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may decline due to changes in general economic and business conditions in the geographic regions where our timberlands are located, including as a result of the COVID-19 pandemic and the measures taken as a response thereto; (iii) a downturn in the real estate market, including decreases in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able sell large dispositions of timberland in capital recycling transactions at prices that are attractive to us or at all; (viii) we may not be able to access external sources of capital at attractive rates or at all; (ix) potential increases in interest rates could have a negative impact on our business; (x) our share repurchase program may not be successful in improving stockholder value over the long-term; (xi) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; (xii) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred or decreased, we may not earn an incentive-based promote and our investment in the joint venture may lose value; and (xiii) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

Exhibit 99.1
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Contacts

Media:
Mary Beth Ryan, Miller Ryan LLC
(203) 268-0158
marybeth@millerryanllc.com